Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

TerrAscend Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities(1)	Rule 457(o)	(2)	(3)	(3)	—	—

	Equity	Preferred Shares, no par value per share(1)	Rule 457(o)	(2)	(3)	(3)	—	—

	Equity	Common Shares, no par value per share(1)	Rule 457(o)	(2)	(3)	(3)	—	—

	Other	Warrants(1)	Rule 457(o)	(2)	(3)	(3)	—	—

	Other	Subscription Receipts(1)	Rule 457(o)	(2)	(3)	(3)	—	—

	Other	Units(1)	Rule 457(o)	(2)	(3)	(3)	—	—

	Total	n/a	Rule 457(o)	n/a	Unallocated (Universal) Shelf	$200,000,000	$0.00014760	$29,520(4)

Fees Previously Paid

	Total Offering Amounts					$200,000,000	$0.00014760	$29,520

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$29,520

(1)	Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby.

(2)

There are being registered hereunder such indeterminate number of common shares and preferred shares, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common shares, preferred shares and/or debt securities, such indeterminate number of subscription receipts exchangeable for common shares, preferred shares, debt securities, warrants, units or any combination thereof, and such indeterminate number of units consisting of any combination of the foregoing to be sold by TerrAscend Corp. (the “Registrant”) from time to time at unspecified prices which shall have an aggregate initial offering price not to exceed $200,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered for sale also include such indeterminate number of common shares and preferred shares and amount of debt securities as may be issued upon conversion of or exchange for preferred shares, debt securities, subscription receipts or units that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of common shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(4)	The proposed maximum aggregate offering price has been calculated pursuant to Rule 457(o) under the Securities Act.